Rule 424(b)(2)
Registration Nos. 33-56615
                                 NASD File No. 941128001

AMENDED PRICING SUPPLEMENT NO. 128
Dated December 8, 1995, to Prospectus
Supplement dated January 26, 1995
and Prospectus dated January 26, 1995

                   LEHMAN BROTHERS HOLDINGS INC.
                    Medium-Term Notes, Series E
                         (Fixed Rate)
       Due from Nine Months to 30 years from Date of Issue
      Interest Payable each January 7 and July 7 and at Maturity

Pricing to Public: 100%

Agent's Commission: .30% (1)

Original Issue Date: 7/7/95

Interest Rate per Annum:  6.50% (2)

Maturity Date: 7/7/05, with a one-time par put option on 1/7/98


The holder may cause the Company to repurchase the Note in whole or in part on 1/7/98, by giving written notice from and including 11/7/97 through and including 12/7/97.


(1) If the holder does not cause the Company to repurchase the Note on 1/7/98, the Company will pay the Agent an additional .325% of the face value of the Note.

(2) If the holder does not cause the Company to repurchase the Note, the Interest Rate Per Annum from 1/7/98 to the Maturity Date will be 7.80%.

The aggregate principal amount of this offering is $42,000,000 and relates only to Amended Pricing Supplement No. 128. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $5,267,500,000 and, to date, including this offering, an aggregate of $4,581,400,000 Medium-Term Notes, Series E has been issued and $2,453,365,000 are outstanding.


       SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX DISCLOSURE

Under the OID Regulations, the Notes will be treated as Original Issue Discount Notes with OID that must be accrued through July 7, 2005. The amount of OID on a Note will equal the difference between the Stated Redemption Price at Maturity of such Note and its Issue Price. The Stated Redemption Price at Maturity of a Note is equal to the stated principal amount of such Note plus all interest payable under the Note other than Qualified Stated Interest. Qualified Stated Interest herein is the amount of stated interest payable under the Notes as if the rate in effect for the period beginning July 7, 1995 through and including January 6, 1998 (6.5%) were the rate in effect for the entire term of the Note. Stated interest in excess of 6.50% per annum is not Qualified Stated Interest. United States Holders should accrue OID in income on a constant yield basis as more fully described in the Prospectus Supplement to which this Pricing Supplement relates.


If a United States Holder purchasing the Notes on the original issuance causes the Company to repurchase the Notes, in whole or in part, in accordance with the terms of such Notes, the United States Holder of the Notes will recognize capital loss equal to the difference between the Adjusted Issue Price of the Notes as of the repurchase date and the payment of principal on that date. United States Holders purchasing the Notes in the secondary market are advised to consult their own tax advisors as to the tax consequences of causing the Company to repurchase the Notes.

A United States Holder of the Notes should refer to the Prospectus Supplement to which this Pricing Supplement relates for further tax disclosure.

Capitalized  terms  not  otherwise defined  herein  have  the  meaning
ascribed  to  them  in  the  accompanying  Prospectus  Supplement   or
Prospectus.